Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of June 20_, 2023 (the “Effective Date”), by and between ARE-WINTER STREET PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and INTELLIA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 22, 2022 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of those portions of the first, second and third floors of that certain building located at 840 Winter Street, Waltham, Massachusetts (the “Building”), commonly known as Suite 100, containing approximately 139,984 rentable square feet (the “Premises”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.
Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, modify the Work Letter attached to the Lease such that Tenant will be constructing the Tenant Improvements rather than Landlord.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Defined Terms. Commencing on the Effective Date, the definitions of “Target Commencement Date” and “Base Term” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Target Commencement Date: May 4, 2023”

“Base Term: Beginning on the Commencement Date and ending 144 months from the first day of the first full month following the Rent Commencement Date. For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.”

2.
Delivery; Acceptance of Premises; Commencement Date. Commencing on the Effective Date, Section 2 of the Lease shall be deleted in its entirety and replaced with the following:

“2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, which shall be free and clear of all tenants and occupants and their possessions, in Tenant Improvement Work Readiness Condition (“Delivery” or “Deliver”) for Tenant’s construction of the Tenant Improvements under the Work Letter. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. Notwithstanding anything to the contrary contained herein, if Landlord fails to Deliver the Premises to Tenant within 30 days after the Target Commencement Date (as such date may be extended by Force Majeure delays and Tenant Delays, the “Abatement Date”), Base Rent payable with respect to the Premises shall be abated 1 day for each day after the Abatement Date that Landlord fails to Deliver the Premises to Tenant (such abatement to commence on the Rent Commencement Date). If Landlord does not

Deliver the Premises within 180 days of the Target Commencement Date for any reason other than Force Majeure, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Improvements,” and “Tenant Improvement Work Readiness Condition” shall have the meanings set forth for such terms in the Work Letter. If Tenant does not elect to void this Lease within 5 business days of the lapse of such 180 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the date Landlord Delivers the Premises to Tenant in Tenant Improvement Work Readiness Condition. The “Rent Commencement Date” shall be September 15, 2024, provided that such date shall be extended on a day- for-day basis for Landlord Delays (as such term is defined in the Work Letter), Force Majeure delays, and Construction Limitations Delay (as such term is defined in the Work Letter). Upon request of either party, Landlord and Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, either party’s failure to execute and deliver such acknowledgment shall not affect the other party’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 41 of this Lease.

Landlord and Tenant acknowledge and agree that (w) as of the date of this Lease there exist significant global supply chain delays and shortages of construction materials, supplies and equipment (collectively, “Supply Chain Delays”), (x) the availability of fixtures, equipment and/or materials required for the performance and/or Substantial Completion of Landlord’s Work (collectively, “Required Materials”), may be subject to longer lead times than normally anticipated due to such Supply Chain Delays, (y) the unavailability or delayed delivery of Required Materials may result in disruption to progress of the construction of Landlord’s Work in the ordinary course, and (z) the Target Commencement Date shall be delayed for a period equal to the delay in the Substantial Completion of Landlord’s Work resulting directly or indirectly from the unavailability or delayed delivery of Required Materials.

Except as set forth in the Work Letter (including Landlord’s obligation thereunder to perform Landlord’s Work) or as otherwise expressly set forth in this Lease: (A) Tenant shall accept the Premises in their condition as of the Commencement Date; (B) Landlord shall have no obligation for any defects in the Premises; and (C) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding, so long as Tenant is not operating its business in any portion of the Premises, the obligation to pay Base Rent and Operating Expenses.

For the period of 365 consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems (as defined in Section 13), unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Tenant agrees and acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.”

3.
OPEX Commencement Date. Notwithstanding anything to the contrary contained in Section 3(b) or Section 5 of the Lease, Tenant shall begin payment of Tenant’s Share of Operating Expenses beginning on the earlier of (i) the Rent Commencement Date, and (ii) the date that Tenant commences operating its business in all or any portion of the Premises. For purposes of this First Amendment, the phrase “commences operating its business” shall mean that Tenant’s furniture, fixtures, equipment have been installed and Tenant’s employees have been moved into the Premises and the Tenant is conducting normal business operations therein. For purposes of clarity, Tenant’s mere performance of the Tenant Improvement work shall not be considered operating its business.

4.
Base Rent Adjustments.

a.
Annual Adjustments. Commencing on the Effective Date, all references to “Commencement Date” in Section 4 of the Lease shall be replaced with “Rent Commencement Date.”

b.
Alterations Allowance. Commencing on the Effective Date, Section 4(c) of the Lease shall be deleted in its entirety.

5.
Work Letter. Exhibit C attached to the Lease is hereby deleted in its entirety and replaced with

Exhibit A attached to this First Amendment.

6.
Security Deposit.

a.
Commencing on the Effective Date, the defined term “Security Deposit” on Page 1 of the Lease shall be deleted in its entirely and replaced with the following:

“Security Deposit: $7,001,814.00”

b.
Commencing on the Effective Date, the third full paragraph of Section 6 is hereby deleted and replaced with the following:

“If, as of the expiration of the 36 months after the Rent Commencement Date (x) Tenant is not then in Default under this Lease, and (y) Tenant has not been in Default under this Lease during the 6 month period immediately preceding Tenant’s request for reduction of the Security Deposit (collectively, the “Reduction Requirements” and each a “Reduction Requirement”), then the Security Deposit shall be reduced to an amount equal to $4,000,000.00 (the “Reduced Security Deposit”). If Tenant delivers a written request to Landlord for such reduction of the Security Deposit then, so long as the Reduction Requirements have been and continue to be satisfied, Landlord shall cooperate with Tenant, at no cost, expense or liability to Landlord, to reduce the Letter of Credit then held by Landlord to the amount of the Reduced Security Deposit. If the Security Deposit is reduced as provided in this paragraph, then from and after the date of such reduction, the “Security Deposit” shall be deemed to be the Reduced Security Deposit, for all purposes of this Lease.”

c.
Landlord currently holds a Security Deposit under the Lease in the form of a Letter of Credit in the amount of $6,001,814.00. Landlord and Tenant acknowledge and agree that on or before August 10, 2023, Tenant shall deliver to Landlord either an amended Letter of Credit increasing the Security Deposit to $7,001,814.00 or a replacement Letter of Credit in the amount of

$7,001,814.00. If Tenant delivers a replacement letter of credit pursuant to the immediately preceding sentence, Landlord shall return the original Letter of Credit to Tenant within a reasonable period thereafter.

7.
Tenant Delay Notice. Landlord hereby acknowledges and agrees that Landlord’s letter to Tenant dated June 27, 2022, which, among other things, claimed that a Tenant Delay occurred, and all subsequent correspondences in relation thereto are hereby rescinded in all respects as if such letter and correspondences were never sent and Landlord waives any rights with respect to, and releases Tenant from, any claim of Tenant Delay resulting from any action or inaction of Tenant (or any employee, agent, representative or contractor of Tenant) prior to the Effective Date and Tenant waives any rights with respect to, and releases Landlord from, any claims of delay on the part of Landlord resulting from any action or inaction of Landlord (or any employee, agent, representative or contractor of Landlord) prior to the Effective Date.

8.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

9.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

10.
Miscellaneous.

a.
This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.
This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.
This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.
Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

e.
Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information concerning Landlord’s business operations, including but not limited to information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

INTELLIA THERAPEUTICS, INC.,

a Delaware corporation

By: Name:/s/ Glenn Goddard

Its: CFO

X□ I hereby certify that the signature, name,

and title above are my signature, name and title

LANDLORD:

ARE-WINTER STREET PROPERTY, LLC,

a Delaware limited liability company

By: ARE-Winter Street Holdings, LLC,

a Delaware limited liability company, managing member

By: ARE-MA Region No. 85 JV, LLC,

a Delaware limited liability company, managing member

By: ARE-Special Services, LLC,

a Delaware limited liability company, managing member

By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member

By: ARE-QRS Corp.,

a Maryland corporation, general partner

By: Name: Scott Sherwood

Its: VP - Real Estate Legal Affairs

EXHIBIT A

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement dated as of February 22, 2022, as amended by that certain First Amendment to Lease dated as of June 20, 2023 (as amended, the “Lease”), by and between ARE-WINTER STREET PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and INTELLIA THERAPEUTICS, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.
General Requirements.

(a)
Tenant’s Authorized Representative. Tenant designates Gerard (Pat) Marolda, Jr. (such individual acting alone, “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)
Landlord’s Authorized Representative. Landlord designates Ivan Kousidis and Paul Tedesco (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)
Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the Richmond Group shall be the design build contractor and the general contractor (the “Design Build Contractor”) for the Tenant Improvements and the general contractor for Landlord’s Work,

(ii) DiMella Shaffer shall be the architect (the “TI Architect”) for the Tenant Improvements, (iii) DPS shall be the process architect for the Tenant Improvements, (iv) Environmental Systems, Inc. shall be the MEP Engineer for the Tenant Improvements, and (v) any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

(d)
Coordination. Except as otherwise expressly provided for herein, Landlord and Tenant desire the construction of the Tenant Improvements to commence at such time as Landlord’s Work has progressed to the point that the Premises is in Tenant Improvement Work Readiness Condition. As used herein, the “Tenant Improvement Work Readiness Condition” shall mean the condition described on Schedule 1 attached hereto. Landlord and Tenant shall work together in a cooperative manner, and shall likewise require each of their respective architects and engineers and contractors to work together in a cooperative manner, to coordinate the Landlord’s Work (as defined below), on the one hand, and the construction of the Tenant Improvements, on the other hand, and to achieve the substantial completion of all such work in as prompt and efficient manner as reasonably practicable.

2.
Tenant Improvements.

(a)
Landlord’s Work and Tenant Improvements Defined.

(i)
As used herein, “Landlord’s Work” shall mean the design and construction of the base building work and related improvements described on the Landlord/Tenant Matrix attached hereto as Schedule 2 (the “Responsibility Matrix”) under the category of “Landlord,” which shall be performed at Landlord’s cost and expense. “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature, including, but not limited to, those items described on the Responsibility Matrix under the category of “Tenant.” Tenant acknowledges and agrees that it shall have no right to request changes to Landlord’s Work.

(ii)
In addition to Landlord’s Work, Landlord shall be responsible (x) for upgrading the loading dock pursuant to a scope of work reasonably determined by Landlord, at its sole cost, (y) for reimbursing Tenant for Tenant’s design and construction of the interconnecting staircase in the Premises reflected in the Space Plans and the Budget (as defined in Section 5(a) below), using materials and finishes reasonably acceptable to Landlord, and (z) for reimbursing Tenant up to

$2,500,000 for 50% of the cost and installation of the new air handling unit (the “Air Handling Unit”), pursuant to plans and specifications reasonably acceptable to Landlord. Other than funding the TI Allowance (as defined below) as provided herein, completing the Landlord’s Work and the loading dock, reimbursing Tenant for the interconnecting staircase, and funding Landlord’s share of the cost and installation of Air Handling Unit, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(iii)
Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner and in accordance with applicable Legal Requirements.

(iv)
Tenant’s taking Delivery of the Premises shall not constitute a waiver of: (i) any defect in the Landlord’s Work, or (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor, provided that Tenant shall defend with counsel reasonably acceptable to Landlord, indemnify and hold Landlord harmless from and against any claims arising out of or in connection with any such claim.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to Landlord’s Work with respect to the Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such Landlord’s Work, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all Landlord’s Work punch list items, as reasonably determined by Landlord.

(b)
Tenant’s Space Plans. The schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements set forth on Schedule 3 attached hereto have been mutually agreed upon by Landlord and Tenant, and Tenant shall have no right to request any changes thereto.

(c)
Working Drawings. Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)
Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.
Performance of the Tenant Improvements.

(a)
Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the Design Build Contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the Design Build Contractor’s liability coverages required above.

(b)
Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)
Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)
Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the Design

Build Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or

(iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

(e)
Construction Limitations. Notwithstanding anything to the contrary contained in this Work Letter or the Lease, for the period commencing on the Commencement Date and continuing until June 1, 2024, Tenant agrees to use commercially reasonable best efforts to comply with the following limitations during its construction of the Tenant Improvements or any Alterations at the Premises:

(i)
No construction from 6am -10am on the second and third floors of the Building.

(ii)
Between 6am and 6pm on weekdays (the “Limit Hours”), Tenant may not, inside the Building, drill into concrete, pour/vibrate concrete, jackhammer concrete, modify/penetrate structural steel, or install structural steel.

(iii)
Subject to the above limitations, construction may proceed provided that, during the Limit Hours, the construction does not generate any more noise or vibration than the limits set forth below (it being understood that Landlord shall work with Tenant to coordinate the monitoring of the below):

a.
vertical maximum RMS vibration of 48,000 microinches per second (MIPS); or

b.
1-second Leq maximum sound level of 91 dBA, or 1-hour Leq average sound level of 76 Dba.

From time to time, the Sound Manager (as defined below) may approve the waiver of some or all of the above Construction Limitations with respect to construction that would otherwise constitute Outside Hours Tenant Improvements. Tenant agrees to cooperate with Landlord reasonably and in good faith with respect to the scheduling or re-scheduling, as applicable, of the construction of Outside Hours Tenant Improvements with respect to which the Sound Manager has approved a waiver, so that such construction occurs during the Limit Hours to the extent that the Design Build Contractor can reasonably accommodate such scheduling without material delay in the then current construction schedule or increase in cost to Tenant. Tenant shall have no liability (except to the extent liability arises from the acts or omissions of Tenant or any Tenant Parties) arising from the Sound Manager’s waiver of any Construction Limitations.

For avoidance of doubt, the limitations set forth above shall not be applicable outside of the Limit Hours on weekdays or on weekends. During any period that Tenant is constructing Tenant Improvements that may generate noise or vibration that may exceed that limits set forth in Subsection 3(e)(iii) above, Landlord will cause, at Landlord’s cost, a sound manager to be at the Building (the “Sound Manager”) to monitor the levels of noise or vibration being generated by Tenant’s construction activities. To the extent that Tenant’s construction of Tenant Improvements includes activities (i) subject to Section 3(e)(i) or Section 3(e)(ii), or (ii) would, in the reasonable judgment of the Sound Manager, generate noise or vibration that exceed that limits set forth in Subsection 3(e)(iii) above, Tenant shall construct such Tenant Improvements outside of the Limit Hours (the “Outside Hours Tenant Improvements”). If Tenant is required, pursuant to the immediately precedent sentence, to construct Tenant Improvements outside the Limit Hours, then

(x) Landlord shall pay for any excess cost (including without limitation any costs incurred for so-called over- time or after-hours work) attributable to having to construct such Outside Hours Tenant Improvements (“Outside Hours Costs”), and such Outside Hours Costs shall not be paid by the TI Allowance, and (y) if the Design Build Contractor informs Tenant that as a result of having to perform such Tenant Improvements as Outside Hours Tenant Improvements the Substantial Completion of the Tenant Improvements will be delayed beyond the scheduled Substantial Completion date, then the time period equal to such delays shall constitute a “Construction Limitations Delay.” Tenant agrees to cooperate with Landlord in good faith to minimize Tenant Improvements from being performed as Outside Hours Tenant Improvements and shall instruct the Design Build Contractor to do the same. Landlord and Tenant hereby acknowledge and agree that the Budget (described in Section 5(a) below) shall include a line item for Outside Hours Costs, which amount may be increased or decreased from time to time as contemplated in Section 5(d). In addition, at the time the Budget is being prepared and approved, Landlord and Tenant shall cooperate in good faith to determine an estimated schedule of completion of the Tenant Improvements and the amount of time within such schedule of completion attributable to Construction Limitation Delays, which estimated schedule of completion shall be subject to adjustment and/or modification from time to time as construction proceeds. In the event, during the construction of the Tenant Improvements, Tenant reasonably believes that the estimated Construction Limitation Delays as set forth in the agreed upon estimated schedule of completion, should be adjusted or modified, Tenant shall provide Landlord with written notice thereof describing the reasons for such adjustment or modification in reasonable detail, Landlord shall respond to such notice within ten (10) days of receipt of same and reasonably cooperate with Tenant to agree upon the additional time necessary for completion of the Tenant Improvements attributable to Construction Limitation Delays.

4.
Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plans, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)
Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)
Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.
Costs.

(a)
Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements, including a line item for Landlord’s Construction Limitation Contribution (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, the Permit Set Budget dated March 24, 2023, prepared by the Richmond Group and attached hereto as Schedule 6, which Permit Set Budget includes an estimate for Outside Hours Costs of $2,670,959.00 (the “Outside Hours Cost Estimate”), has been approved by Landlord and Tenant as the initial Budget. Tenant shall not be required to pay any administrative rent in connection with Landlord’s monitoring and inspecting the construction of the Tenant Improvements. The Budget shall be based upon the TI Construction Drawings approved by Landlord. If the Budget is greater than the TI Allowance, the TI Costs shall be funded on a pari passu basis as costs are incurred in accordance with Section 5(d). The amount designated in the Budget as Landlord’s Construction Limitation Contribution may only be applied toward costs actually incurred by Tenant for Outside Hours Tenant Improvements.

(b)
TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

(i)
a “Tenant Improvement Allowance” in the maximum amount of $250.00 per rentable square foot in the Premises, which is included in the Base Rent set forth in the Lease; and

(ii)
an “Additional Tenant Improvement Allowance” in the maximum amount of

$150.00 per rentable square foot in the Premises, which shall, to the extent used, result in TI Rent as set forth in Section 4(b) of the Lease.

Landlord and Tenant hereby acknowledge and agree that Tenant has agreed to use and apply a portion of the Additional Tenant Improvement Allowance equal to $50.00 per rentable square foot of the Premises toward TI Costs (the “Initially Elected Additional Allowance”). Tenant shall be deemed to have elected to use any additional portion of the Additional Tenant Improvement Allowance over and above the Initially Elected Additional Allowance as of the date that Tenant submits a draw request to Landlord pursuant to Section 5(e) below for all or any portion of the Additional Tenant Improvement Allowance over and above the Initially Elected Additional Allowance, provided that Tenant may not request a draw with respect to the Additional Tenant Improvement Allowance until the Tenant Improvement Allowance has been fully disbursed. For avoidance of doubt, if Tenant does not initially submit a draw request to use the full amount of the Additional Tenant Improvement Allowance, Tenant shall have the right to subsequently (subject to the last paragraph of this Section 5(b)) submit a draw request to Landlord pursuant to Section 5(e) below for any portion of the Additional Tenant Improvement Allowance then remaining available.

The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (x) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (y) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not requested by Tenant in accordance with Section 5(e) below before December 31, 2024; provided, however that such date shall be subject to extension 1 day for each day of Landlord Delays and/or Force Majeure.

(c)
Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)
Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance and Landlord’s Construction Limitation Contribution. If at any time and from time-to-time, the remaining TI Costs under the Budget (other than costs for Outside Hours Tenant Improvements) exceed the remaining unexpended Tenant Improvement Allowance and the Initially Elected Additional Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made on a “pari passu” basis in the proportion that the remaining Tenant Improvement Allowance and the Initially Elected Additional Allowance bear to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. At Tenant’s option, Tenant shall pay for such monthly balance out of pocket, or Tenant may request that such monthly balance be funded from all or a portion of that portion of the Additional Tenant Improvement Allowance over and above the Initially Elected Additional Allowance. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for the TI Costs (other than costs for Outside Hours Tenant Improvements) and the cost of Minor Variations in excess of the Tenant Improvement Allowance and the Initially Elected Additional Allowance.

On a monthly basis as construction of the Tenant Improvements progresses, as a component of the monthly Tenant reimbursement submission to Landlord, Tenant shall cause the Design Build Contractor to prepare (and deliver a copy to Landlord) a detailed progress report (i) identifying any Outside Hours Tenant Improvements constructed during the immediately preceding calendar month, which shall be broken down to show each subcontractors hourly manpower billing, TRG billing and any other component cost building of premium costs, (ii) reflecting the amount of the Outside Hours Cost Estimate actually expended toward Outside Hours Costs incurred during the immediately preceding calendar month, (iii) reflecting the total amount of the Outside Hours Cost Estimate expended for Outside Hours Tenant Improvements from the commencement of construction through the end of the immediately preceding calendar month, and (iv) reflecting, in the Design Building Contractor’s good faith reasonable opinion the (A) Outside Hours Tenant Improvements anticipated to be constructed during the following calendar month, (B) the total remaining Outside Hours Tenant Improvements anticipated to be constructed through the Substantial Completion of the Tenant Improvements, (C) the estimated Outside Hours Costs for remaining Outside Hours Tenant Improvements anticipated during the following calendar month, (D) the total estimated Outside Hours Costs for remaining Outside Hours Tenant Improvements anticipated through the Substantial Completion of the Tenant Improvements, and (E) remaining balance or existing shortfall in the Outside Hours Cost Estimate. If the Design Build Contractor’s report reflects either an existing shortfall in the amount of the Outside Hours Cost Estimate or an estimated shortfall in the remaining Outside Hours Tenant Improvements, then, along with its report, Design Build Contractor shall deliver an amended Budget to Landlord equitably adjusting the total amount of the Outside Hours Cost Estimate to include the remaining estimated Outside Hours Costs based on the anticipated remaining Outside Hours Tenant Improvements. Landlord shall not unreasonably withhold, condition or delay its approval of any such amendment to the Budget.

(e)
Payment for TI Costs. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(d), Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

If, following the Substantial Completion of the Tenant Improvements and the payment of all TI Costs by Tenant, the actual Outside Hours Costs incurred by Tenant for Outside Hours Tenant Improvements is less than the amount of Outside Hours Cost Estimate (as may be adjusted pursuant to Section 5(d)) then, notwithstanding anything to the contrary contained in this Work Letter, Landlord shall not be required to fund any remaining portion of Outside Hours Cost Estimate amount in excess of such actual Outside Hours Costs incurred. If, following the Substantial Completion of the Tenant Improvements and the payment of all TI Costs by Tenant, the actual Outside Hours Costs incurred by Tenant for Outside Hours Tenant Improvements is more than the amount of the unapplied amount of the Outside Hours Cost Estimate (as may be adjusted pursuant to Section 5(d)) then Landlord shall reimburse Tenant for such additional Outside Hours Costs within 30 days after such determination.

(f)
Tenant Improvement Progress Reports. On or before the 10th day of each calendar month during the course of design and construction of the Tenant Improvements, Tenant shall deliver to Landlord a Tenant Improvement progress report in the form of Schedule 4 completed to provide all of the most up-to-date information regarding Tenant’s progress with respect the design and construction of the Tenant Improvements in addition to the corresponding AIA forms G702 and G703 (or their reasonable equivalents), if applicable, for all contracted costs. Concurrently with each process report, Tenant shall also deliver to Landlord a forecast in the form of Schedule 5 completed to provide the projected remaining TI Costs.

6.
Miscellaneous.

(a)
Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)
Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)
No Default Funding. In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

(d)
Tenant Delay and Landlord Delay. As used herein and in the Lease, the term “Tenant Delay” shall mean an actual delay resulting directly from (a) delays resulting from Tenant requested Changes to Landlord’s Work, and/or (b) any material disruption to or interference with the design and/or construction of Landlord’s Work caused by Tenant’s employees, agents, contractors or Tenant’s Representatives that is not cured within two (2) business days after Tenant’s receipt of written notice thereof from Landlord. As used herein and in the Lease, the term “Landlord Delay” shall mean (i) any actual delay resulting from Landlord’s failure to approve or disapprove (pursuant to the terms of this Work Letter) any item requiring Landlord’s approval or disapproval within the time period provided for such approval or disapproval in this Work Letter, (ii) any material disruption to or interference in breach of this Work Letter with the design and construction of the Tenant Improvements caused by Landlord’s employees, agents, contractors or Landlord’s Representatives that is not cured within two (2) business days after Landlord’s receipt of written notice thereof from Tenant, and/or (iii) any material disruption to Tenant’s construction of the Tenant Improvement resulting from Landlord’s failure to substantially complete Landlord’s Work by the date that the Tenant Improvements are Substantially Completed.

7.
Infectious Conditions. Tenant shall require Design Build Contractor comply with the requirements set forth in Sections 7(a) through 7(c) below (and require Design Build Contractor, in turn, to require the TI Architect and any consultants, contractors, subcontractors and all other service and materials providers entering the Project during the construction of the Tenant Improvements to perform services or provide materials in connection with the Tenant Improvements (each such party, a “Tenant Improvement Contractor Party”) to comply with the same).

(a)
Pre-Screening Measures. Prior to each entry onto the Project by Design Build Contractor or any Tenant Improvement Contractor Party, Design Build Contractor shall pre-screen each employee of Design Build Contractor and each employee of each Tenant Improvement Contractor Party for COVID-19 and any other Infectious Conditions that may arise during the construction of the Tenant Improvements, using all criteria recommended by the Centers for Disease Control and Prevention (“CDC”) and applicable Governmental Authorities. Design Build Contractor shall not permit any employee of Design Build Contractor or any Tenant Improvement Contractor Party who does not pass the pre-screening to enter into onto the Project until such time as allowed following all recommendations of the CDC and all applicable Governmental Authorities.

In the event that Design Build Contractor learns that, notwithstanding Design Build Contractor’s pre-screening, an employee of Design Build Contractor or an employee of a Tenant Improvement Contractor Party who did not meet the screening criteria entered the Project (or within the incubation period after such entry such employee has been diagnosed with/tested positive for or presented symptoms consistent with those of COVID-19 or any other applicable Infectious Condition), Design Build Contractor shall immediately notify Landlord. Design Build Contractor will inform Design Build Contractor of the areas of the Project accessed by such employee and approximate date/time of access, but Design Build

Contractor shall not provide Landlord with any personally identifying information or health information of any such employee.

By way of example, the pre-screening for COVID-19 shall include both a temperature check of each employee and having each employee actively confirm the information listed below. Design Build Contractor shall not permit any of its employees or any employee of any Tenant Improvement Contractor Party to enter the Project unless, no earlier than the morning of such entry:

(i)
The employee had a temperature of less than 100.4°F or any more stringent applicable temperature threshold used by state or local Governmental Authorities in the jurisdiction where the Project is located; and

(ii)
The employee answered “no” to each of the following questions:*

a.
Have you experienced any of the following symptoms in the past 48 hours: fever or chills, cough, shortness of breath or difficulty breathing, fatigue, muscles or body aches, headache, new loss or taste or smell, sore throat, congestion or runny notice, nausea or vomiting or diarrhea? Note: Design Build Contractor must review the CDC website regularly for updates to symptoms and ask this question based on then current CDC guidance regarding COVID-19 symptoms.

b.
Within the past 14 days, have you been in close physical contact (6 feet or closer for at least 15 minutes) with a person who is known to have laboratory-confirmed COVID-19 or with anyone who has any symptoms consistent with COVID-19?

c.
Are you isolating or quarantining because you may have been exposed to a person with COVID-19 or are worried that you may be sick with COVID-19?

d.
Are you currently waiting on the results of a COVID-19 test?

*Note: It is Design Build Contractor’s obligation to regularly consult with the CDC guidelines, as well as those of state and local Governmental Authorities, and update these questions to at all times to reflect current guidance as to when it is appropriate for employees of Design Build Contractor or any Tenant Improvement Contractor Parties to enter the Project. The questions listed above are current as of October 2, 2020.

If an employee of Design Build Contractor or any Tenant Improvement Contractor Party fits into any of the categories above, then Design Build Contractor shall not permit such employee to enter Project unless or until such employee has met the criteria established by the CDC for being around others (ending home isolation) and returning to work (e.g.: https://www.cdc.gov/coronavirus/2019-ncov/hcp/disposition-in-home-patients.html and https://www.cdc.gov/coronavirus/2019-ncov/if-you-are-sick/end-home-isolation.html).

(b)
Design Build Contractor’s Compliance with Applicable Regulations and Guidelines. Design Build Contractor shall comply with and implement (and cause all Tenant Improvement Contractor Parties to comply with and implement) the following procedures to mitigate the spread of Infectious Conditions, including COVID-19:

(i)
Industry best practices related to the applicable Infectious Condition (and Design Build Contractor shall continuously monitor industry best practices); and

(ii)
All guidance and requirements of any applicable state or local Governmental Authorities relating to the applicable Infectious Condition (and Design Build Contractor shall continuously monitor such guidance and requirements); and

(iii)
All guidance and requirements of the Occupational Safety and Health Administration (“OSHA”) related to the applicable Infectious Condition (and Design Build Contractor shall continually monitor the OSHA’s website for updates thereto); and

(iv)
All guidance issued by the CDC related to the applicable Infectious Condition (and Design Build Contractor shall continually monitor CDC’s website for updates thereto); and

(v)
All reasonable policies or procedures adopted by Landlord with respect to the Project from time to time in order to protect the health and physical well-being of others at the Project or intended to limit the spread of Infectious Conditions of which Landlord has notified Tenant.

Landlord shall not have any obligation notify Tenant, Design Build Contractor, or any Tenant Improvement Contractor Party of the existence of any CDC guidance or any modifications thereto.

(c)
Face Coverings. Without limiting the generality of the foregoing obligations, unless notified otherwise in writing from Landlord, at all times this Section 7 is applicable, Design Build Contractor shall cause all employees of Design Build Contractor and all employees of all Tenant Improvement Contractor Parties to wear face coverings at all times while at the Project, unless industry best practices, guidance or requirements of Governmental Authorities, guidance or requirements of OSHA, guidance issued by the CDC, or policies or procedures adopted by Landlord require more highly protective personal protective equipment (“PPE”), in which case Design Build Contractor shall cause all of its employees and all employees of all Tenant Improvement Contractor Parties at the Building to wear such additional PPE.

(d)
Cleaning. If an employee of Design Build Contractor or any Tenant Improvement Contractor Party (i) that has been diagnosed with/tested positive for an Infectious Condition, (ii) that, notwithstanding Design Build Contractor’s pre-screening, showing symptoms of an Infectious Condition (who is subsequently diagnosed/tests positive for with an Infectious Condition), or (iii) notwithstanding Design Build Contractor’s pre-screening, who has been in close physical contact with a person who is known to have laboratory-confirmed COVID-19 or with anyone who has any symptoms consistent with COVID-19 (who is subsequently diagnosed/tests positive for with an Infectious Condition)(an “Infected Party”) is determined to have gained access to the portions of the Project (each occurrence, a “Infectious Conditions Event”), then, Tenant shall be responsible, (x) at Tenant’s cost, for sanitizing the Premises, to the extent determined reasonably necessary by Tenant, and (y) for reimbursing Landlord for the reasonable costs of any additional cleaning required to sanitize those the portions of the Common Areas of the Project where the Infected Party is known or reasonably expected to have been during their entry into the Project as deemed reasonably necessary or prudent by Landlord in order to protect the health and physical well- being of others at the Project and/or to limit the spread of the applicable Infectious Condition. Any “cleaning” performed pursuant to this paragraph shall be performed in accordance with guidelines recommended by the CDC and/or other applicable Governmental Authorities.

Schedule 1

Tenant Improvement Work Readiness Condition

A portion of Landlord’s Work has been substantially completed to a level of completion sufficient to enable Tenant to commence the performance of the Tenant Improvements without material interference caused by the performance of the Landlord’s Work which remains to be completed.

Schedule 2 Landlord/Tenant Matrix

Schedule 3

Space Plans

Schedule 4

Tenant Improvement Progress Report

Schedule 5

TI Cost Forecast

Schedule 6

Initial Budget